Exhibit 8.1

P.O. Box 29177 3001 GD Rotterdam The Netherlands	Brainpark III Fascinatio Boulevard 250 3065 WB Rotterdam The Netherlands	T. +31 (0)88 909 2000 F. +31 (0)88 909 2100 www.meijburg.com

P.O. Box 29177 - 3001 GD Rotterdam, The Netherlands

Merus B.V.

Attn. Mrs. S. Margetson

Padualaan 8

3584 CH UTRECHT

Date	May 9, 2016	Contact	drs. T. Mettes
Our ref	TM/2016/0580/6619958	Tel	+31 (0)88 909 2706
		E-mail	mettes.tijs@kpmg.com

Subject: Merus BV: Dutch tax opinion prospectus

Ladies and Gentlemen,

We have acted as Dutch tax counsel to Merus B.V., a company with limited liability incorporated under the laws of the Netherland which will be transformed into a N.V., a public company with limited liability under the laws of the Netherlands (the “Company”), in connection with the initial public offering on the date hereof of the Company’s common shares (the “Securities”) pursuant to the Registration Statement on Form F-1 (the “Registration Statement”) of which this exhibit is a part. You have requested us to issue a tax opinion (the “Opinion”) on the Dutch tax aspects of the Company’s Registration Statement.

1.	General

We have based our Opinion on the Registration Statement, including the Prospectus included therein, and such other documentation you have provided us with (the “Documents”).

We express no opinion as to the legal validity and binding nature of the Documents under Netherlands law, nor as to any commercial, accounting, or other non-legal matter other than those specifically addressed in this Opinion. Furthermore, we express no opinion of any law other than the tax laws of the Netherlands in force as at the date of this Opinion, as applied and interpreted according to the current published case law of the Netherlands courts and administrative rulings. These laws and regulations may be subject to change or modification retroactively and/or prospectively, and any such change could affect the validity or correctness of this Opinion.

We will not update our Opinion in the case of changes or modifications to the law and regulations subsequent to the date of this Opinion or to the judicial and administrative interpretations thereof, unless you separately engage us to do so in writing after such subsequent change or modification.

All activities performed and all services rendered by Meijburg & Co are subject to its general terms and conditions, filed with the Dutch Chamber of Commerce. Meijburg & Co, Tax Lawyers, is an association of limited liability companies under Dutch law, registered under Chamber of Commerce registration number 53753348 and is a member of KPMG International Cooperative (KPMG International), a Swiss entity. The general terms and conditions are available on the Meijburg & Co website (http://www.meijburg.com/termsandconditions) and will be supplied upon request.	Amsterdam/Amstelveen Arnhem Breda Den Haag Eindhoven	Enschede Groningen Maastricht Rotterdam Zwolle

We have not investigated or verified the accuracy of any of the facts, representations or warranties set out in the Documents or orally presented to us. To the extent that the accuracy of such facts, representations and warranties not so investigated or verified and of any facts stated in the Documents or orally presented is relevant to the contents of this Opinion, we have assumed that such facts, representations and warranties are correct.

2.	Opinion

Subject to and based on the foregoing, we hereby confirm that:

-	The statements in the Registration Statement of the Company under the heading “MATERIAL TAX CONSIDERATIONS - Material Dutch Tax Considerations” constitute an accurate summary thereof in all material respects;

-	The Company is subject to income taxes in the Netherlands;

-	The Company has tax loss carry-forwards of €43.5 million and €71.3 million as of December 31, 2014 and 2015, respectively;

-	As a result of Dutch income tax law, tax loss carry-forwards are subject to a time limitation of nine years;

-	The Company is correct in assuming that public trading as such of common shares of the Company should not negatively affect the tax loss carry-forward position of the Company;

-	The Company has an agreement with the Dutch tax authorities regarding the application of the Innovation Box for the years 2011 to 2015 which results in an estimated effective tax rate of 10%;

-	The agreement on the Innovation Box has been extended through the year 2019.

3.	Conditions and reservations

This Opinion is strictly limited to the matters discussed herein and is not to be read as extending by implication to any matters not specifically referred to herein. This Opinion is addressed to you and is solely for your benefit. This Opinion may not be relied upon by or disclosed to any other person, company, enterprise or institution, without our prior written consent. This Opinion may, however, be disclosed as an exhibit to the Registration Statement. This opinion letter is not to be used or relied upon for any purpose other than in connection with the filing of the Registration Statement. Accordingly, we relieve you from the obligation set forth in article 7.3 of our General Terms and Conditions.

Yours sincerely,

MEIJBURG & CO

By:

/s/ Tijs Mettes	/s/ Fred van Horzen

Tijs Mettes	Fred van Horzen